Exhibit 4.1

2.00% SENIOR NOTE DUE 2016

€2,800,000,000

New Business Netherlands N.V.

New Business Netherlands N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law (herein called the “Company”, which term includes any successor Person thereto), for value received, hereby promises to pay to the registered Holder the principal sum of two billion eight hundred million Euros (2,800,000,000) or such amount of principal as will be outstanding hereunder on April 4, 2016 (the “Stated Maturity”), and to pay interest thereon from the most recent Interest Payment Date on which interest has been paid or duly provided for, quarterly on January 4, 2016 and April 4, 2016 (each an “Interest Payment Date”) , commencing January 4, 2016 (with the first interest period starting on the Issue Date and ending on January 4, 2016), and at the Maturity thereof, at the rate of 2.00% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, or in respect of additional interest, if any, in each case as provided herein, shall be paid to the Person in whose name this Security is registered at the close of business on the Record Date for such interest, which shall be the Business Day next preceding such Interest Payment Date.

Payment of the principal of and interest on this Security shall be made at the office or agency of the Company in Euros, against surrender of this Security in the case of any payment due at the Maturity of the principal hereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date). The principal and interest payable in Euros at Maturity, or upon early repayment, shall be paid by wire transfer of immediately available funds.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed by manual or facsimile signature by a duly authorized officer on behalf of the Company.

Dated: October 17, 2015

NEW BUSINESS NETHERLANDS N.V.

By:	/s/ Alessandro Gili
Name:	Alessandro Gili
Title:	Chief Financial Officer

This Security is the direct, unconditional, unsubordinated and (subject to the provisions of Clause C) unsecured obligation of the Company and (subject as aforesaid) ranks and will rank pari passu with all other present and future outstanding unsubordinated and unsecured obligations of the Company (subject to mandatorily preferred obligations under applicable laws).

Save for any provision as to withholding or deduction of taxes, no provision of this Security shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Subject to certain limitations set forth in the next sentence, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one Security of like tenor and for the same aggregate principal amount, will be issued to the designated transferee. No transfer of this Security may be made by the Holder to any person other than an Affiliate of the Holder.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company and any agent of the Company shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company and any such agent shall be affected by notice to the contrary.

A.	Early Repayment

The Company may at any time upon not less than two (2) Business Days’ written notice to the Holder repay this Security in whole or in part. Forthwith upon the expiration of such notice the Company shall repay the amount specified in such written notice to the Holder. All early repayments pursuant to this Clause A shall be applied first to accrued and unpaid interest and next to outstanding principal.

In the event of a repayment in part pursuant to this Clause A, the Company shall issue a new Security equal in substance to this Security but in a principal amount equal to the remaining principal amount in the name of the Holder of the Security upon cancellation of the original Security.

B.	Notice

The Company shall give written notice to the Holder of the Security to be repaid at least two (2) Business Days prior to any early repayment. Any notice may be given to a Holder at its address as shown in the Security Register or such other address as it may notify to the Company for such purpose, and shall be deemed to have been served:

(1) if delivered by hand, at the time of delivery; or

(2) if posted, at the time of mailing; or

(3) if sent by electronic mail, at the time of delivery.

Notice to the Company may be sent to the attention of Treasurer at Via Abetone Inferiore n.4, I-41053 Maranello (MO) Italy.

C.	Negative Pledge

So long as this Security remains outstanding, the Company shall not create any mortgage, charge, pledge, lien, encumbrance or other security interest (“Lien”) (other than a Permitted Lien) upon the Company’s assets to secure any Quoted Indebtedness or any Qualifying Guarantee of such Quoted Indebtedness, unless in any such case the Company grants, for the benefit of the Holder of this Security, a security interest in such assets that is equal and ratable to the security interests in favor of the holders of the Quoted Indebtedness (or, in the case of a Lien securing Quoted Indebtedness that is expressly subordinated or junior to this Security, secured by a Lien that is senior in priority to such Lien).

D.	Payment of Additional Amounts

The Company, or any other Person on behalf of the Company, or any successor thereto (each, a “Payor”) shall make all payments in respect of the Security free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, “Taxes”) imposed, collected, withheld, assessed or levied by or on behalf of any jurisdiction in which the Payor is incorporated or tax resident, or any governmental authority or political subdivision thereof or therein having the power to tax (a “Relevant Jurisdiction”), unless the withholding or deduction of the Taxes is required by law of any Relevant Jurisdiction.

Where the withholding or deduction of Taxes is required by the law of any Relevant Jurisdiction, the Payor shall, subject to the exceptions and limitations set forth below, pay as additional interest on the Security such additional amounts (“Additional Amounts”) as are necessary so that the net payment by the Company or a paying agent or other Payor of the principal of and interest on the Security, after deduction for any present or future tax, assessment or governmental charge of a Relevant Jurisdiction, imposed by withholding with respect to the payment, shall not be less than the amount that would have been payable in respect of the Security had no withholding or deduction been required. The Company’s obligation to pay Additional Amounts shall not apply:

(1) to any Taxes that are only payable because a present or former type of connection exists or existed between the Holder or beneficial owner of the Security and a Relevant Jurisdiction other than a connection related solely to purchase or ownership of this Security;

(2) to any Holder that is not the sole beneficial owner of the Security or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an Additional Amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;

(3) to any Taxes that are imposed or withheld because the beneficial owner or any other Person failed to accurately comply with a request from the Company or any paying agent to meet certification, identification or information reporting requirements concerning the nationality, residence or identity of the Holder or beneficial owner of the Security or to satisfy any information or reporting requirement, or to present the Security, if compliance such action is required as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge by the Relevant Jurisdiction;

(4) to any Taxes that are imposed other than by withholding or deduction by the Company or a paying agent from the payment;

(5) to any Taxes that are imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, personal property or similar Taxes;

(7) to any Taxes any paying agent (which term may include the Company) must withhold from any payment of principal of or interest on the Security, if such payment may be made without such withholding by any other paying agent;

(8) to any Taxes where withholding or deduction of such Taxes is imposed on a payment to an individual and is required to be made pursuant to European Union Council Directive 2003/48/EC of June 3, 2003, European Union Council Directive 2014/48/EU of March 24, 2014, or any other European Union Directive on the taxation of savings income in the form of interest payments implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of 26-27 November 2000 or any subsequent Council Meeting amending or supplementing those conclusions, or any law implementing or complying with, or introduced in order to conform to, either or both of those Directives;

(9) to any Taxes where withholding or deduction of such Taxes is imposed on the Security presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the Security to another paying agent in a member state of the European Union; or

(10) in the case of any combination of the above items.

The Security is subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided in this Clause D, the Company does not have to make any payment under the terms of this Security with respect to any Taxes imposed by any governmental authority or political subdivision having the power to tax.

E.	Reserved

F.	Consolidation, Merger and Sale of Assets

The Company may consolidate with or merge with or into any other Person, and may sell, transfer, or lease or convey all or substantially all of the Company’s properties and assets to another Person; provided that the following conditions are satisfied:

(1) When the Company merges or consolidates out of existence or sells or leases the Company’s properties and assets substantially as an entirety, the other company or firm must be organized under the laws of the United States, any state or territory thereof, the District of Columbia, Canada or any province thereof, Japan, Switzerland or any member state of the European Union or any political subdivision thereof;

(2) The Person the Company merges into or sells to shall legally expressly assume, the due and punctual payment obligations of the principal of and interest on this Security and the performance or observance of every covenant of this Security on the part of the Company to be performed or observed;

(3) The consolidation, merger or sale of assets must not cause a default on the Security, and the Company must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default (as defined below) that has occurred and not been cured. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving the Company default notice or the Company’s default having to exist for a specific period of time were disregarded.

If the Company consolidates with or merges with or into any other Person, or sells, transfers, or leases or conveys all or substantially all of the Company’s properties and assets to another Person, in each case as described above, the successor Person in any such transaction shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Security, and the Company, as the predecessor Person, except in the case of a lease, shall be released from all of its obligations under the Security.

G.	Modification and Waiver of the Security

This Security may only be amended, modified, changed, or otherwise supplemented by an agreement in writing signed by the Company and the Holder. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Holder.

H.	Events of Default

Each of the following is an “Event of Default” with respect to the Security:

(1) default for five (5) days or more in the payment when due and payable, at the Stated Maturity or upon early repayment, acceleration or otherwise, of principal of, on the Security;

(2) default for thirty (30) days or more in the payment when due of interest on or with respect to the Security;

(3) Reserved;

(4) the Company’s failure to comply for sixty (60) days after notice to the Company by the Holder with any of the Company’s other obligations, covenants or agreements contained in the Security;

(5) the Company’s Indebtedness or the Indebtedness of a Material Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds €250.00 million; provided, however, that it shall be deemed not to be an Event of Default if such Indebtedness is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within thirty (30) Business Days after such failure to pay or such acceleration;

(6) the entry under any applicable bankruptcy, insolvency, reorganization or other similar law by a court having jurisdiction of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding or (B) a decree or order adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

(7) upon the occurrence under any applicable bankruptcy, insolvency or reorganization or other similar law of (A) the commencement of either a voluntary case or proceeding by the Company or an involuntary case or proceeding against the Company, (B) the consent by the Company to the entry of a decree or order for relief in an involuntary case or proceeding, (C) the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition, (E) the appointment of or taking possession by a custodian, receiver, trustee or other similar official of the Company or of any substantial part of its property, (F) the making by it of an assignment for the benefit of creditors, (G) the admission by it in writing of its inability to pay its debts generally as they become due, or (H) the taking of corporate action by the Company in furtherance of any such action.

If any Event of Default (other than of a type specified in Clause H(6) and (7) above) with respect to the Company occurs, the Holder may, by written notice to the Company, declare the principal, interest and any other monetary obligations on the Security to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under certain events of bankruptcy, insolvency or reorganization with respect to the Company (as described in Clause H(6) and (7) above), the Security shall become due and payable without further action or notice. The Holder may waive any existing Default with respect to the Security and rescind any acceleration with respect to the Security and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in Clause H(5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Security) shall be annulled, waived and rescinded, automatically and without any action by the Holder, if within 30 days after such Event of Default arose:

(1) the Indebtedness that is the basis for such Event of Default shall have been discharged; or

(2) the Holder shall have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the Default that is the basis for such Event of Default shall have been cured.

I.	No Personal Liability of Directors, Officers, Employees and Shareholders

None of the Company’s past, present or future directors, officers, employees, or shareholders or any of their direct or indirect equity holders shall have any liability for any of the Company’s obligations under the Security or for any claim based on, in respect of, or by reason of such obligations or their creation. The Holder by accepting the Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Security.

J.	Governing law

THIS SECURITY IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

K.	Definitions

As used in this Security, the following terms have the following meanings:

“Additional Amounts” means any additional amounts which are required by the Security, under circumstances specified herein, to be paid by the Company in respect of certain taxes imposed on certain beneficial owners and which are owing to such beneficial owners in order that they receive the amount they would have received if such taxes had not been imposed.

“Affiliate” means a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person, and where “control” (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in The City of New York, London, Amsterdam and Milan.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Holder” means the Person in whose name the Security is registered in the Security Register.

“Indebtedness” means any indebtedness (whether principal, premium or interest) for or in respect of (A) any notes, bonds, debenture stock, loan stock or other securities, (B) any Loan Financing, or (C) any liability under or in respect of any banker’s acceptance or banker’s acceptance credit; provided, that (x) indebtedness of a subsidiary of the Company to any other subsidiary of the Company and (y) indebtedness that qualifies as Non-recourse Securitization Debt shall, in each case, not be deemed to be Indebtedness for purposes of Clause C above or any other purpose of this Security.

“Interest Payment Date”, means a date specified in the first paragraph of this Note on which an installment of interest on such Security.

“Issue Date” means October 17, 2015.

“Loan Financing” means any money borrowed from (A) a bank, financial institution, hedge fund, pension fund, or insurance company or (B) any other entity having as its principal business the lending of money and/or investing in loans, in each case other than public or quasi-public entities or international organizations with a public or quasi-public character.

“Maturity” means the date on which the principal of the Security becomes due and payable as herein provided, whether at the Stated Maturity or by declaration of acceleration, notice of repayment or otherwise.

“Material Subsidiary” means Ferrari S.p.A. (and any other subsidiary of the Company which Ferrari S.p.A. is consolidated or merged with or into or to whom all or substantially all of the assets of such entity is sold, assigned, transferred, leased or otherwise disposed of).

“Non-recourse Securitization” means any securitization, asset backed financing or transaction having similar effect under which an entity (or entities in related transactions) on commercially reasonable terms:

(1) acquires receivables for principally cash consideration or uses existing receivables; and

(2) issues any notes, bonds, commercial paper, loans or other securities (whether or not listed on a recognized stock exchange) to fund the purchase of or otherwise backed by those receivables and/or any shares or other interests referred to in Clause (3)(b) under “Permitted Liens” below and the payment obligations in respect of such notes, bonds, commercial paper, loans or other securities:

(a) are secured on those receivables; and

(b) are not guaranteed by any subsidiary of the Company (other than as a result of any Lien which is granted by any subsidiary of the Company as permitted by Clause (3)(b) under “Permitted Liens” below or as to the extent of any Standard Securitization Undertakings).

“Non-recourse Securitization Debt” means any Indebtedness incurred by a Securitization Entity pursuant to a securitization of receivables where the recourse in respect of that Indebtedness to the Company is limited to:

(1) those receivables and/or related insurance and/or any Standard Securitization Undertakings; and

(2) if those receivables comprise all or substantially all of the business or assets of such Securitization Entity, the shares or other interests of any subsidiary of the Company in such Securitization Entity.

provided that any Indebtedness not qualifying as Non-recourse Securitization Debt solely because the extent of recourse to any subsidiary of the Company with respect to such Indebtedness is greater than that provided in Clauses (1) and (2) of this definition shall only not qualify as Non-recourse Securitization Debt with respect to the extent of such additional recourse.

“Permitted Liens” means:

(1) Liens existing on the Issue Date; or

(2) Liens arising by operation of law, by contract having an equivalent effect, from rights of set-off arising in the ordinary course of business between the Company and any of the Company’s respective suppliers or customers, or from rights of set-off or netting arising by operation of law (or by contract having similar effect) by virtue of the provision to the Company of clearing bank facilities or overdraft facilities; or

(3) any Lien over:

(a) the receivables of a Securitization Entity (and any bank account to which such proceeds are deposited) which are subject to a Non-recourse Securitization as security for Non-recourse Securitization Debt raised by such Securitization Entity in respect of such receivables; and/or

(b) the shares or other interests owned by any subsidiary of the Company in any Securitization Entity as security for Non-recourse Securitization Debt raised by such Securitization Entity provided that the receivables or revenues which are the subject of the relevant Non-recourse Securitization comprise all or substantially all of the business of such Securitization Entity; or

(4) any Liens on assets acquired by a subsidiary of the Company after the Issue Date, provided that (i) such Lien was existing or agreed to be created at or before the time the relevant asset was acquired by a subsidiary of the Company, (ii) such Lien was not created in contemplation of such acquisition, and (iii) the principal amount then secured does not exceed the principal amount of the committed financing then secured (whether or not drawn), with respect to such assets at the time the relevant asset was acquired by a subsidiary of the Company.

“Person” means any individual, firm, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Qualifying Guarantee” means a direct or indirect guarantee in respect of any Indebtedness or a direct or indirect indemnity against the consequences of a default in the payment of any Indebtedness, other than, in each case, by endorsement of negotiable instruments, letters of credit or reimbursement agreements in the ordinary course of business.

“Quoted Indebtedness” means any Indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities and which at the time of issue is, or is capable of being, quoted, listed or ordinarily dealt in on any stock exchange or over-the-counter market or other securities market (whether or not initially distributed by means of a private placement).

“Record Date” has the meaning set out in first paragraph on the front of the Security.

“Stated Maturity”, when used with respect to this Security has the meaning specified in the first paragraph of this Note.

“Securitization Entity” means any special purpose vehicle created for the sole purpose of carrying out, or otherwise used solely for the purpose of carrying out a Non-recourse Securitization.

“Security Register” refers to the security register maintained by the Company.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by any subsidiary of the Company from time to time which are customary in relation to Non-recourse Securitization, including any performance undertakings with respect to servicing obligations or undertakings with respect to breaches of representations or warranties.